EXHIBIT 5.1
[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]
December 20, 2007
Nortel Networks Corporation
195 The West Mall
Toronto, Ontario M9C 5K1
Canada
Ladies and Gentlemen:
     We have acted as special United States counsel to Nortel Networks Corporation, a Canadian corporation (the “Company”), in connection with the Registration Statement on Form S-3 (No. 333-146273) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), in respect of U.S.$575,000,000 aggregate principal amount of the Company’s 1.75% Convertible Senior Notes due 2012 (the “2012 Notes”), U.S.$575,000,000 aggregate principal amount of the Company’s 2.125% Convertible Senior Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes, the “Notes”) and the common shares of the Company, without nominal or par value, issuable upon conversion of the Notes. The Notes are fully and unconditionally guaranteed by Nortel Networks Limited, a Canadian corporation (“NNL”), and initially guaranteed by Nortel Networks Inc., a Delaware corporation (“NNI”, together with NNL, the “Guarantors”, and the Guarantors together with the Company, the “Registrants”). The Notes were issued under an indenture dated as of March 28, 2007 (the “Indenture”) among the Company, as issuer, NNL and NNI, as guarantors, and The Bank of New York, as trustee (the “Trustee”). The Indenture includes the guarantees of the Notes by the Guarantors (the “Guarantees”).
     In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Indenture;

(b)	the Registration Statement;

(c)	a facsimile copy of the Notes in global form as executed by the Company and authenticated by the Trustee, and the Guarantees set forth therein as executed by the Guarantors; and

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(d)	copies of NNI’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the Assistant Secretary of NNI, respectively.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of NNI and such other instruments and other certificates of public officials, officers and representatives of NNI and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (a) the Notes have been duly executed and delivered by the Company under the law of the State of New York and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (b) the Guarantees have been duly executed and delivered by the Guarantors under the law of the State of New York and are the valid, binding and enforceable obligations of the Guarantors.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that each Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Registrants regarding matters of the federal law of the United States of America, the law of the State of New York or, in the case of NNI, the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation); (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) with respect to the Company and NNL, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. Furthermore, we express no opinion with respect to the enforceability of the second paragraph of the Guarantees to the effect that each Guarantor is liable as a primary rather than secondary obligor or with respect to Section 10.11 of the Indenture relating to waiver of jury trial. We also note that the waiver of defenses relating to the Guarantees in the second paragraph of the Guarantees may be ineffective to the extent that any such defense involves a matter of public policy in New York.

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     The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law).
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Craig B. Brod
Craig B. Brod, a Partner